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Exhibit 21.01.

Subsidiaries of the Company.

Sonic Industries Inc., an Oklahoma corporation

Sonic Restaurants, Inc., an Oklahoma corporation

America's Drive-in Corp., a Nevada corporation

America's Drive-in Trust, a Pennsylvania business trust

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Subsidiaries of the Company.